Exhibit 10.4

The Contract for the Sale and Purchase of Geely Automobile

Contract number.

Dealer Account Number:898413

Place: Binjiang District, Hangzhou City, Zhejiang Province

Date:July 1, 2024

Party A: Zhejiang Geely Holding Group Automobile Sales Co., Ltd.

Party B: Hainan Weilan Auto Management Co., Ltd.

Party A is a business entity responsible for the domestic sales of Geely Auto, Geely Geometry Auto and Geely Galaxy Auto products, and Party B is a business entity with the conditions for automobile sales operations. Based on the relevant provisions of the Civil Code of the People’s Republic of China and other laws, regulations and rules, Parties A and B negotiate and reach the following contract under the principle of “equality, friendship, mutual benefit and mutual benefit”:

Article 1 Authorized Brands, Authorized Products, Authorized Sales Areas, Sales Targets

1.1 Authorized Brands and Authorized Products

1.1.1 Party A authorizes Party B to sell automobiles of the following brands: □Geely Brand □Geely Geometry Brand □Geely Galaxy Brand. The corresponding trademarks of the brands are shown in the attached List of Licensed Trademarks.

1.1.2 Party A authorizes Party B to sell automobile products as detailed in the “Sales Target Decomposition Table” signed by both parties. According to the change of market situation, Party A and Party B can adjust the above authorized products by signing supplementary agreement through negotiation.

1.2 Authorized Sales Areas and Sales Targets

1.2.1 The authorized sales areas (non-exclusive authorization) are detailed in the “Sales Target Decomposition Table” signed separately by both parties. According to changes in market conditions, Party A and Party B may adjust the above authorized sales areas by negotiating and signing a supplementary agreement. In the above authorized sales areas, Party A has the right to sell automobiles directly to consumers through major customers, e-commerce, etc.

1.2.2 Party B shall maintain good relations with other authorized Dealer of Party A in the authorized sales area, shall not display the same authorized product around the brand image stores of other authorized Dealer of Party A without the authorization of Party A, shall not disrupt the market in any name or form, and shall maintain the market order of authorized products in the authorized sales area.

1.2.3 Party A reserves the final right of interpretation on the division of Party B’s authorized sales area. Party A may manage and adjust Party B’s authorized sales area, the location and number of display outlets in the sales area, and Party B agrees to cooperate and accept the adjustment.

1.2.4 Authorization period: half a year (excluding the store construction period), from July 1, 2024 to December 31, 2024.

1.2.5 During the authorization period, Party A and Party B shall jointly determine Party B’s annual and monthly sales targets and sign a “Sales Target Decomposition Table” with Party A separately. According to changes in market conditions, Party A and Party B may adjust the above sales targets by negotiating and signing a supplementary agreement. For authorized products without agreed sales targets, the quota issued by Party A or the separately signed agreement targets shall prevail.

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1.3 Business conditions and safeguards of Party B

1.3.1 The detailed address of the brand image store operated by Party B is: No. 6, Nanhai Avenue West, Haikou City, Hainan Province. Party B shall not change the above business location at will. If Party B needs to change the above business location, it must obtain written consent from Party A and the changed business location can only be operated after being accepted by Party A; otherwise, Party A has the right to cancel Party B’s vehicle model authorization or terminate this contract.

1.3.2 If there is a change in Party B’s controlling shareholder and actual controller, Party B must report to Party A truthfully within 10 days before the date of the change. Party A has the right to adjust Party B’s authorized products and authorized sales areas. If Party B fails to report to Party A truthfully as required above, it shall be deemed as a breach of contract by Party B. Party A has the right to adjust the product authorization, and Party B shall bear the breach of contract liability of RMB 10,000 to RMB 200,000 to Party A until this contract is terminated.

1.3.3 Party B shall fully study the market competition pattern, and in combination with its own operating conditions, sign a separate “Distribution Store Sales Target Decomposition Table” with Party A, and implement it after review and approval by Party A. If Party B fails to implement or fails to achieve the target, Party A has the right to cancel Party B’s vehicle model authorization or terminate this contract.

1.4 The settlement price, rebate and other policies of authorized products of Party A and Party B shall be subject to the vehicle series product policy separately issued by Party A. In the event of market changes, Party A has the right to adjust, and Party B shall implement it in accordance with the latest policy issued by Party A.

1.5 Party B shall disclose the authorized product information in a comprehensive, truthful, accurate and timely manner when conducting business, and shall not violate laws and regulations to deceive or mislead consumers or infringe on the legitimate rights and interests of consumers.

Article 2 Payment and Settlement

Party B shall purchase the automobile from Party A in cash. If Party B pays by transferable bank acceptance bill, Party B must pay Party A the interest subsidy at the bank’s discount rate for the same period.

Article 3 Brand Deposit

3.1 Party B must pay a full amount of RMB 150,000 to Party A as a brand deposit. If Party B’s business venue is in the form of a city showroom or uses the existing Geely Auto/Geely Geometry/Geely Galaxy image showroom for sales, it shall be paid according to the payment standards separately announced by Party A.

3.2 The brand deposit in this article includes the trademark standard use guarantee deposit stipulated in the Annex“Geely Auto Trademark License Agreement”.

3.3 Party A shall return the brand deposit to Party B without interest within three months from the date when Party B and Party A jointly complete the withdrawal and liquidation process in accordance with the “Dealer Operation Management Measures” and Party B complies with the provisions of Article 6.13 of this contract after deducting the liquidated damages, compensation, etc. payable by Party B.

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3.4 If Party B violates the provisions of this contract, Party A has the right to directly deduct the liquidated damages, compensation, etc. payable by Party B from the brand deposit paid by Party B, and Party B shall make up the brand deposit accordingly. If Party B fails to make up the difference within 5 days, Party A has the right to directly deduct the difference from the purchase price paid by Party B to make up the difference.

Article 4 Ordering, Delivery Method and Acceptance

4.1 Ordering Party B orders automobile products from Party A in accordance with the “Sales Order Management Measures” of the “Dealer Operation Management Measures” formulated by Party A for the current year. Party B acknowledges that the following factors will affect Party A’s ability to deliver automobile products: including but not limited to production capacity, diversity of customer needs, climate and transportation conditions, etc.

4.2 Delivery Method The place of performance of this contract is Binjiang District, Hangzhou City, Zhejiang Province. The place of delivery of automobile products under this contract is the production base under Party A Group or the product transit warehouse established by Party A. Party B entrusts Party A to transport the automobile products on its behalf. Party A will deliver the vehicle to the transportation company at the delivery location and entrust the transportation company to transport it to the designated location of Party B approved by Party A. Party A entrusts the transportation company to handle the vehicle handover procedures with Party B. The one-way and one-time transportation costs for Party A to deliver the vehicle to Party B shall be borne by Party A.

4.3 Risk Transfer

After Party A delivers the vehicle to the first carrier at the delivery location, the ownership of the vehicle is transferred to Party B, and Party A no longer bears the risk of damage or loss of the relevant vehicle under this contract and the corresponding liability; if the vehicle is damaged or lost, Party B shall bear the corresponding loss, and Party B has the right to directly claim compensation from the carrier, and the claim amount shall belong to Party B. Party A may provide necessary assistance in this regard.

4.4 Acceptance

4.4.1 Party B shall designate a special person to jointly conduct vehicle delivery acceptance with Party A or the transportation company entrusted by Party A (including vehicle spare parts, vehicle tools, vehicle information, etc.). If the acceptance is qualified, Party B shall confirm the arrival of the vehicle on the electronic signature of the commercial vehicle waybill on the Party A DMS platform. For details on the electronic signature of the waybill, please refer to the Annex“Authorization for Electronic Signature of Commercial Vehicle Waybill”.

4.4.2 During the delivery acceptance, unless the two parties have otherwise agreed or Party B has obtained the authoritative inspection department to determine that the relevant vehicle has serious quality defects, Party B shall not refuse to accept or require Party A to repurchase the vehicle.

Article 5 Product Guarantee and Product After-sales

5.1 Product Guarantee

5.1.1 Party A shall provide quality assurance for the automotive products under this contract in accordance with the relevant national laws and regulations and shall be subject to the “Vehicle Warranty and Maintenance Manual” formulated by Party A and the relevant written documents.

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5.1.2 After Party B sells and delivers the vehicle to the user, Party B shall assume direct after-sales service responsibilities to the user in accordance with the provisions of the national laws and regulations on automobile repair, replacement and return responsibilities, departmental regulations and other normative documents and the manufacturer’s regulations.

5.2 Product After-installation

5.2.1 Party B shall not add or modify electronic products or products related to vehicle driving safety to the products under the contract without the written permission of Party A. Party B shall not use any trademark or logo of Party A without the written consent or authorization of Party A. In order to protect the intellectual property rights of Geely Automobile brand LOGO, text and pictures, crack down on the counterfeiting of Geely original products, and protect the rights and interests of consumers, Party B shall not use Geely Automobile brand LOGO, text and pictures to produce and sell products without authorization. Once discovered, Party A has the right to pursue Party B for the losses caused thereby and pursue Party B for legal liability for infringement.

5.2.2 Party B shall bear full responsibility for any user disputes caused by the addition or modification of the products under the contract by Party B without the written permission of Party A.

Article 6 General Rules for Business Management

6.1 In order to maximize the market share of Party A’s authorized products, promote the rapid development of both parties, and effectively manage the marketing activities of Party A’s authorized products, Party A shall be responsible for formulating “Sales Business Policy” (including but not limited to: various product policies, various promotion policies, various sales incentive policies, store support policies, etc.), “Dealer Operation Management Measures” and various supplementary policies and measures for both parties to follow.

6.2 The “Sales Business Policy”, “Dealer Operation Management Measures” formulated by Party A and various supplementary policies and measures issued by Party A are all annexes to this contract and are equally binding on both parties. For matters not stipulated in this contract but stipulated in the “Sales Business Policy” and “Dealer Operation Management Measures”, the “Sales Business Policy” and “Dealer Operation Management Measures” shall prevail; when the provisions of this contract conflict with the provisions of the “Sales Business Policy” and “Dealer Operation Management Measures”, the provisions of this contract shall prevail.

6.3 If Party B displays, promotes and sells non-Geely Auto brand products in the separate exhibition areas of 4S stores, franchise stores, direct stores and secondary outlets supported by Party A without Party A’s written permission, Party A has the right to cancel the product authorization and deduct in full the store construction support funds Party B has obtained, and at the same time, Party A has the right to no longer provide Party B with store construction support funds. The above-mentioned funds that Party A needs to deduct shall be directly deducted from Party B’s store construction deposit, brand deposit, car purchase amount, rebate and other funds.

6.4 Any violation of the market order by Party B’s franchise stores, direct stores, secondary outlets and partners shall be deemed as a breach of contract by Party B.

6.5 Party B shall regularly maintain and upgrade the store signs, functional areas and facilities of 4S stores/exhibition halls/franchise stores/direct stores/secondary outlets/separate exhibition areas to maintain the best status and the latest image standards. If Party B unilaterally closes business or changes the layout of 4S stores/exhibition halls/special stores/direct stores/secondary outlets/individual exhibition areas, reduces the area of functional areas, or privately subleases or splits them without Party A’s written permission, it shall be deemed as a breach of contract by Party B. Party B shall return the investment support provided by Party A. Party A has the right to adjust the product authorization, and Party B shall pay Party A a liquidated damages of RMB 10,000 to RMB 200,000 until this contract is terminated.

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6.6 When Party B’s personnel (including but not limited to the legal representative, general manager, sales supervisor, etc.) accept media interviews on Party A’s products, operations, etc., they shall not publish negative, untrue, inaccurate information involving Party A. Party A has the right to require Party B to pay Party A a liquidated damages of RMB 10,000 to RMB 200,000 based on the losses caused by the negative influence.

6.7 Party B shall promptly, actively, and properly handle major product quality issues, media crises, or emergencies that occur during the operation, and shall provide feedback to Party A within 2 hours to minimize adverse effects.

6.8 If any of the following circumstances occurs, Party A has the right to unilaterally reduce Party B’s authorized sales area or cancel Party B’s authorization for its vehicle series until Party A unilaterally terminates the contract and the cooperation:

6.8.1 Party B has not signed a Geely Automobile sales contract with Party A for its authorized vehicle series;

6.8.2 Party B has not signed a Geely Automobile sales contract with Party A three months after the expiration of this contract;

6.8.3 Party B has not completed the monthly target of the “Annual Sales Target Breakdown Table” for three consecutive months or four cumulative months in the past year;

6.8.4 The terminal or settlement indicators agreed upon for Party B’s authorized vehicle models have not met the requirements;

6.8.5 Party B has been listed as an abnormal channel, early warning, yellow card or red card Dealer;

6.8.6 Party A notifies Party B to make rectifications and improvements, but Party B fails to complete the rectifications and improvements within the prescribed period as required by Party A;

6.8.7 Party B israted as a Class D Dealer after Party A’s operational efficiency evaluation.

6.8.8 Party B has not obtained or has lost the qualifications and licenses necessary to engage in business activities under this contract.

6.8.9 Party B encounters major operational problems or other circumstances that affect the performance of this contract, including but not limited to inability to pay loans, application or declaration of bankruptcy, freezing/seizure of assets and other compulsory measures, major disputes/litigation, etc.

6.8.10 After Party B encounters major changes agreed upon under this contract, no agreement is reached on the continued performance of this agreement.

6.8.11 Party B arbitrarily changes the business address of the authorized brand store, the layout of indoor and outdoor functional areas, reduces the area, or privately subleases/splits the store.

6.8.12 When Party B borrows the existing Geely Auto/Geely Geometry/Geely Galaxy image showroom and divides it into special areas for display and sales, it fails to achieve the settlement, terminal sales, minimum inventory, declaration planning and other requirements agreed with Party A, or Party A completes the development of a standard image 4S store in the same business district as Party B’s borrowed venue.

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6.8.13 Other termination circumstances agreed upon in this contract.

6.9 Party B shall use the existing Geely Auto/Geely Geometry/Geely Galaxy image showrooms in accordance with the agreed regional sales, staffing, first settlement vehicle models, monthly rolling inventory and other operating conditions, and shall comply with the “Dealer Operation Management Measures”, “Sales Business Policy” and other documents related to the authorized brand issued by Party A. If Party A completes the development of a standard image 4S store in the same business district as Party B’s borrowed venue, Party B shall unconditionally terminate the display and sales.

6.10 If Party B fails to settle the authorized products for three consecutive months during the contract period, it shall be deemed that Party B has unilaterally terminated the performance of the contract, and Party A has the right to unilaterally terminate this contract.

6.11 If Party B fails to sell all the inventory vehicles within three months after the termination of cooperation with Party A or the termination of the contract, the remaining inventory vehicles will no longer enjoy all rebate and reward policies given by Party A.

6.12 According to Party A’s “Dealer Operation Management Measures”, if Party B is rated as a Class D dealer for performance twice in a natural year, Party A has the right to terminate this contract.

6.13 After Party B and Party A terminate their cooperation, Party B must fulfill the following obligations before Party B can request Party A to liquidate and return the brand deposit:

6.13.1 Party B shall submit the following information to Party A within 30 days after the termination of the contract in accordance with the provisions of the “Automobile Sales Management Measures” (Ministry of Commerce Order No. 1 of 2017):

(1) Customer and vehicle information and maintenance history records;

(2) A statistical list of products and services sold or given away by Party B (the service status must be clearly stated);

(3) Newspaper and announcement materials on Party B’s subsequent handling plan for cessation of services and unused services (including but not limited to newspaper announcements, car club announcements, SMS notifications, etc.)

Party A will evaluate the observation period (6-12 months) and fund freezing after delisting based on the risk of remaining issues and subsequent handling plans. If no abnormal problems occur during the observation period, settlement will be made;

6.13.2 For vehicles that Party B has sold but has not yet delivered “Motor Vehicle Certificate of Conformity” and other documents to customers, Party B must unconditionally deliver “Motor Vehicle Certificate of Conformity” and other documents to customers.

6.13.3 Party B shall unconditionally remove Party A’s brand logos and signs inside and outside the business premises (including the Internet) as required by Party A.

6.13.4 Party B shall unconditionally remove the vehicles, logos and signs displayed inside and outside the secondary outlets developed by Party B.

6.13.5 Party B shall not engage in any behavior that damages Party A’s brand image or disrupts Party A’s sales market order.

6.13.6 Under the premise of not disrupting Party A’s market order, Party B shall properly handle unsold inventory vehicles, spare parts, premium products, etc. as required by Party A.

6.13.7 Comply with Party A’s “Sales Business Policy” and “Dealer Operation Management Measures” until Party B has properly handled unsold inventory vehicles, spare parts, premium products, etc. as required by Party A.

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6.13.8 If Party B fails to honor the various agreements, commitments and other documents signed with Geely Auto users during the contract period due to Party B’s own reasons such as suspension of business, withdrawal from the network, loss of contact, etc., resulting in complaints from users to Party A, Party A shall have the right to use the remaining balance of Party B in Party A’s account to make advance compensation to the users after verification, and all expenses shall be borne by Party B. The remaining balance of Party B in Party A’s account includes but is not limited to rebates, claims, spare parts and other funds. If the above funds are insufficient, Party B authorizes Party A to directly transfer from the brand deposit, car purchase funds and other funds in Party B’s account in Zhejiang Geely Holding Group Automobile Sales Co., Ltd. (this authorization is irrevocable).

6.14 Party B is responsible for the market share of the authorized products in the authorized sales area, and the market share calculation method shall be separately formulated by Party A; for areas where the market share decreases, Party B must make rectifications and improvements in accordance with Party A’s requirements.

6.15 Party B shall, in accordance with Party A’s network planning, choose to build direct-sale stores or secondary outlets with sales functions or integrated sales and service functions within the authorized sales area (or managed sales area), and pass the acceptance and filing by Party A.

6.16 Party B shall be responsible for the management of direct-sale stores and secondary outlets within its authorized sales area (or managed sales area), and shall manage them in accordance with Party A’s “Sales Business Policy” and “Dealer Operation Management Measures”.

6.17 Party B shall use the sales management software designated by Party A and operate according to the process as required by Party A.

6.18 If Party B intends to transfer its business, that is, if the shareholder with the largest shareholding ratio of Party B changes, it shall fulfill its obligation to inform Party A in advance and report it as required by Party A. If Party B fails to obtain written permission from Party A, once discovered, Party B shall pay Party A a liquidated damages of RMB 10,000 to RMB 100,000 per time, depending on the severity of the circumstances. At the same time, Party A has the right to unilaterally terminate this contract and terminate cooperation with Party B.

6.19 Party B shall always resolve complaints or disputes regarding Party A’s business management during the cooperation period through friendly negotiations.

6.20 Party B has the obligation to maintain the brand image and reputation of Geely Auto, continuously improve the brand awareness, reputation and customer satisfaction of Geely Auto, and manage the secondary outlets and partners developed by Party B. Party B and its developed secondary outlets and partners shall not use Geely Auto’s brand logo, texts and pictures for commercial promotion without Party A’s written consent, and shall not do anything that damages Geely Auto’s brand image or product reputation, or disseminate confidential information without permission, or publish any speech that damages Geely Auto’s brand image or product reputation or causes misunderstanding (making inappropriate remarks, insulting customers, violating public order and good customs, etc.). Once discovered, Party B shall pay Party A a penalty of RMB 50,000 to RMB 200,000 per time, depending on the severity, and Party B and its developed secondary outlets and partners must immediately stop the infringement and make rectifications; if they still refuse to make rectifications, Party A has the right to terminate the cooperation and terminate this contract.

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6.21 Party B shall be truthful and legal, and shall promote and express marketing promotion content in a healthy form. It shall not publish any content that contains any political sensitivity, involves nationality, violent tendencies, etc., and shall not use “national level”, “highest level”, “best”, “only” and other absolute terms with the same or similar meanings. It is prohibited to select other brands for horizontal comparison, and it is prohibited to arbitrarily criticize or maliciously point out other companies and brands, mislead consumers or devalue or damage the goods or services of other producers and operators, and maintain a neutral and objective position. Once discovered, depending on the severity, Party B shall pay Party A a liquidated damages of RMB 10,000 to RMB 50,000 per time.

6.22 When Party B or a third party entrusted by Party B implements live broadcast, content release and other publicity and marketing activities through the Internet (websites, clients, public accounts, live broadcasts and other information networks), it must comply with the provisions of the “Interim Provisions on Anti-Unfair Competition on the Internet” and other relevant laws and regulations. Once a violation of the above provisions is discovered, depending on the severity of the circumstances, Party B shall pay Party A a liquidated damages of RMB 10,000 to RMB 100,000 per time. At the same time, Party A has the right to unilaterally terminate this contract and terminate cooperation with Party B.

6.23 After Party B and Party A terminate the contract, Party A shall immediately stop the authorization of Party B and its developed secondary outlets and distributors and terminate the cooperation.

6.24 Party B shall carry out high-quality products, extended warranty, finance, insurance and used car services in accordance with Geely’s business specifications and shall not engage in any fraud, concealment, misleading or other conduct that infringes upon the rights and interests of customers or Geely.

Article 7 Use of Trademarks and Logos

7.1 Party B shall maintain Party A’s corporate image and brand image and strictly abide by the image building standards determined by Party A. During the operation process, Party B shall place the store name, logo, etc. authorized by Party A in a prominent position in the business premises.

7.2 Party B shall use and display Party A’s trademarks and logos in accordance with the requirements of the Geely Automobile Trademark License Agreement as an appendix to this contract, and shall ensure that all relevant trademarks and logos of Party A shall not be removed, changed, replaced, polluted or infringed in any way without the written permission of Party A.

7.3 Party B shall immediately notify Party A if any infringement of Party A’s or its affiliated companies’ trademarks and logos is encountered. In addition, Party B shall assist the relevant parties in taking any measures and actions as required by Party A or its affiliated companies.

7.4 Upon termination of this contract, Party B shall immediately and comprehensively terminate the use of all Party A’s marks, including but not limited to trademarks, business names and other marks related to Party A, and mark carriers, and shall bear all expenses incurred thereby. Furthermore, Party B guarantees that it will no longer directly or indirectly use any of Party A’s logos, or use any similar logos that may cause confusion, misunderstanding or deceive the public.

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Article 8 Provisions on Automobile Recall and Three Guarantees

8.1 Party B shall strictly follow the provisions of the “Regulations on the Management of Recall of Defective Automobile Products” to establish corresponding automobile product business records, truthfully record the information of the first owner of the automobile product, the variety, specifications, quantity, maintenance status of the automobile products operated, etc. The business record shall be kept for no less than 10 years, and the maintenance record shall be kept for no less than 10 years. At the same time, the electronic copy of the relevant information shall be registered in Party A’s software system and submitted to Party A, and the original copy shall be subject to Party A’s review at any time.

8.2 After the expiration or termination of this contract, Party B shall return to Party A any customer-related data (such as sales records, maintenance information, owner information, etc.) in its possession or under its control and shall not disclose it to any third party. In any case, the customer data shall be deemed to be the property of Party A, except as otherwise provided by laws and administrative regulations.

8.3 Party B shall strictly perform the obligations in the “Regulations on the Management of Recall of Defective Automobile Products” and shall immediately stop selling, leasing and using the products and assist Party A and Geely car manufacturers in recalling the products upon receipt of a recall notice from Party A or Geely brand car manufacturers. If Party B finds that Party A’s products have recall risks, Party B shall report to Party A as soon as possible, otherwise the losses caused shall be borne by Party B.

8.4 If Party A or Geely car manufacturers are punished by government departments in accordance with the “Regulations on the Management of Recall of Defective Automobile Products” due to Party B’s fault, Party B shall compensate Party A or Geely car manufacturers for all expenses and losses incurred, including but not limited to penalties and fines from government departments, attorney fees, goodwill loss expenses, etc.

8.5 Party B shall bear the three guarantees responsibility for household cars in accordance with the relevant national regulations on the three guarantees for household cars. After Party B bears the three guarantees responsibility in accordance with national regulations, if it is the responsibility of other operators, Party B shall file a complaint with Party A and request to seek compensation from other operators. After receiving Party B’s complaint, Party A shall immediately conduct an investigation and make a timely determination of responsibility after clarifying the facts. If Party A determines that Party B should not bear the responsibility or should only bear part of the responsibility, Party A shall assist Party B in seeking compensation from other responsible parties.

8.6 Party B shall accept and properly handle consumers’ requests for repairs, vehicle returns, consultations, inquiries and complaints regarding the three guarantees in accordance with the relevant national regulations on the three guarantees for household automobiles, and shall not damage the brand image of Geely Automobile. If Party B fails to perform its obligations as a seller in the relevant national regulations on the three guarantees for automobiles, causing losses to Party A or Geely Automobile Manufacturer, Party B shall compensate Party A or Geely Automobile Manufacturer for all expenses and losses incurred, including but not limited to penalties and fines imposed by government departments, vehicle return and exchange fees, attorney fees, goodwill loss fees, etc.

8.7 If consumers return household automobile products to Party B in accordance with the relevant national regulations on the three guarantees for automobiles, and reasonable use compensation for the use of household automobile products should be paid, Party B shall submit the specific amount of reasonable use compensation for automobile products to Party A each time or submit it to Geely Automobile Manufacturer for decision through Party A. If the reasonable use compensation collected by Party B is lower than the amount determined by Party A or Geely Automobile Manufacturer, Party B shall bear the difference.

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Article 9 Confidentiality Agreement and Data Compliance Clauses

9.1 During the validity period of the contract and after its expiration, neither party shall leak or disclose any confidential information to a third party without the written permission of the other party, unless the information has become available from public channels.

9.2 Both parties A and B (including their respective employees) have the obligation to keep confidential this contract and all business decision-making policies, regulations, operating manuals, customer information, product information, etc. to any third party. Party B itself shall also formulate and implement relevant confidentiality systems to ensure that this clause can be implemented.

9.3 When Party B learns of relevant information that Geely Automobile products may have defects, it shall inform Party A and Geely Automobile manufacturers and keep the relevant information confidential, except as otherwise provided by laws and administrative regulations.

9.4 Party B shall strictly abide by the “Personal Information Protection Law of the People’s Republic of China”, “Data Security Law of the People’s Republic of China”, “Cybersecurity Law of the People’s Republic of China”, “Several Provisions on Automobile Data Security Management” and other applicable laws and regulations on information confidentiality and data protection (hereinafter referred to as “Data Protection Laws”), and carry out the processing of personal information under this Agreement (including but not limited to the collection, use and storage of personal information) in accordance with the law and in compliance with regulations, ensure that the personal information processing activities involved in this Agreement comply with the mandatory requirements of data laws and regulations (including but not limited to obtaining the authorization and consent of the user in accordance with the law), and ensure that the products and services provided under this Agreement fully comply with the requirements of data protection laws and regulations and fully respect the personal privacy and legal rights of the end user.

9.5 When Party B signs the relevant car purchase contract with the car owner, it shall sign a written “Personal Information Processing Rules” or “Privacy Policy” with the car owner based on its own and Party A’s needs to process the car owner’s personal information (the actual signed document name shall prevail, hereinafter referred to as “Processing Rules”), and the “Processing Rules” shall include but not be limited to the types of personal information collected by Party A and Party B, the purpose of processing, the scope of processing, and protection measures. The processing rules must be reviewed and confirmed by Party A. Party B shall not sign the “Processing Rules” with the car owner without Party A’s confirmation, and Party B shall submit the “Processing Rules” signed by the car owner in a timely manner for Party A to keep for record as required by Party A.

9.6 All data generated by Party B in the process of performing this contract (including personal information and other data) and data collected, stored, uploaded, downloaded, distributed and processed by other means through the system provided by Party A (i.e. online data), as well as data that Party B may back up using the configured backup tools (i.e. offline data) are Party A’s business data and commercial secrets, and Party A fully owns all relevant rights to the aforementioned data. Party B shall not process the above business data for its own purposes beyond the purpose of the cooperation between the two parties and the scope of the “Processing Rules” without Party A’s written consent.

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9.7 Party B shall allow and assist Party A or its authorized third-party auditors to conduct audits (including inspections) to ensure compliance with the obligations stipulated in this clause, and each party shall be responsible for its own expenses related to such audits.

9.8 During the cooperation process, if Party A finds that Party B has any data processing behavior that violates this clause or relevant laws and regulations, Party A has the right to immediately terminate this contract unilaterally, require Party B to return all payments made and bear the liability for breach of contract in accordance with the “Data Processing Agreement”. Party B shall bear full responsibility for any legal consequences caused by Party B’s breach of contract.

9.9 Regardless of the reason for termination of this contract, the above clauses shall remain in effect until Party A proactively discloses the relevant confidential information or Party B has completed the deletion and destruction of all confidential information and business data.

9.10 Party B shall strictly abide by the provisions of Annex III to this contract, “Data Processing Agreement”, in carrying out the personal information processing activities of the vehicle owner.

Article 10 Specially Agreed Responsibilities and Obligations of New Energy Vehicle Terminals

10.1 Collection of vehicle registration information under this contract

10.1.1 In accordance with the national safety supervision on the promotion and application of new energy vehicles and the national requirements for the traceability management of power battery recycling, standardize the reporting of terminal customer information, ensure that the terminal registration information is correct, and accurately access the national supervision platform safety supervision service system (hereinafter referred to as “National Supervision Platform”) and the new energy vehicle national monitoring and power battery recycling traceability integrated management platform (hereinafter referred to as “Traceability Management Platform”). Party B promises to submit the registration information (including the identity card of the individual who purchased the vehicle, the organization code certificate of the purchasing unit, the business license, the identity card of the legal representative, the unified sales invoice of the motor vehicle, the driving license (the use of the driving license for “booked taxi passenger transport” requires the provision of the “Online Booking Taxi Transport Certificate”), the certificate of conformity and other required application materials) to Party A within 15 days after the vehicle is registered under this contract, so as to access the “National Supervision Platform” and the “Traceability Management Platform” in accordance with the national safety supervision requirements for the promotion and application of new energy vehicles, and to be implemented in accordance with the current “Geely New Energy Vehicle Registration Information Cancellation Management Measures” issued by Party A.

10.1.2 If Party B fails to submit scanned documents such as invoices and driving licenses to Party A within 15 days after the purchased vehicle is registered without justifiable reasons, Party B shall pay a penalty of RMB 1,000 per vehicle for overdue payment; if the terminal registration information submitted is incorrect or incomplete, it will be rejected for the first time, and Party B shall make corrections as required and resubmit it within 5 days, and pay a penalty of RMB 1,000 per vehicle for overdue payment. If Party B still fails to submit the registration information that meets the requirements within 1 month after the review and rejection, Party A will freeze the national and local subsidies of Party B for vehicles registered before December 31, 2022 (inclusive), and will freeze 2,000 yuan per vehicle for vehicles registered from January 1, 2023; if Party B provides the registration information that meets the requirements later and does not affect Party A’s application for national and local subsidies, access to the national supervision platform and traceability management platform, the corresponding amount that has been frozen will be released. If the license plate information required by Party A is not submitted within six months after the vehicle is reported to the sales terminal: (1) For vehicles that have enjoyed national subsidies at the time of settlement, Party A shall pay liquidated damages based on the amount of national and local subsidies advanced by Party A. If Party A provides license plate information that meets the requirements later and does not affect our company’s application for national and local subsidies, the dealer may apply for a refund of the liquidated damages already paid; (2) For vehicles that have not enjoyed national subsidies at the time of settlement, an assessment of RMB 2,000 per vehicle will be made after the deadline. If Party A provides license plate information that meets the requirements later and does not affect the access to the national supervision platform and traceability management platform, the dealer may apply for a refund of the liquidated damages already paid. If the above liquidated damages are not sufficient to compensate Party A’s losses, Party A has the right to continue to seek compensation from Party B. 10.2 Special Agreement

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10.2.1 In view of the local government subsidies for vehicles authorized by Party A sold by Party B before the signing of this contract, if Party B needs to apply for them in the name of Party B due to local policy requirements, the parties agree that Party B has the responsibility and obligation to submit application materials to the local government department in a timely manner within the prescribed time limit and must pay Party A within 7 days after receiving the local subsidy. If payment is not made on time, a penalty of 5% of the subsidy amount per day shall be paid. Party A has the right to directly transfer the above-mentioned local subsidies and liquidated damages from the deposit, car purchase price or rebate balance paid by Party B.

10.2.2 For local government subsidies that need to be applied for by Party B, Party A and Party B agree that Party B shall set up a co-managed account within 30 days from the date of signing this contract. The co-managed account shall only be used for the application of local financial subsidy funds during the co-management period. Party B shall have all online banking/U shields corresponding to the co-managed account kept by Party A, and Party B shall not unilaterally revoke or change the nature of the co-managed account during the co-management period, change the reserved seal or mortgage or guarantee the account to others. Before the co- management account is cancelled, Party B shall settle all local subsidy amounts with Party A.

10.2.3 Party B promises to apply for local subsidies with the co-managed account and ensure the smooth completion of the subsidy application process. If the relevant local subsidies are lost due to Party B’s fault, Party A has the right to deduct the corresponding fees from Party B’s vehicle payment account and rebate account. If the amount is insufficient, Party B promises to make up the corresponding amount within 3 working days. 10.3 If Party A suffers losses due to Party B’s failure to implement the provisions of this contract, Party A has the right to require Party B to bear all losses due to the inability to obtain national subsidies and local subsidies.

10.4 If there are any discrepancies between this contract and the newly released national financial subsidy policy documents for the promotion and application of new energy vehicles, the newly released national financial subsidy policy documents for the promotion and application of new energy vehicles shall be followed.

Article 11 Fair Competition Compliance Clauses

11.1 Party B undertakes to comply with applicable antitrust and anti-unfair competition laws and regulations during the business dealings, including but not limited to the “Anti-monopoly Law of the People’s Republic of China”, “Anti-unfair Competition Law of the People’s Republic of China”, etc.

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11.2 Party B promises that it shall not engage in the following acts during the business dealings:

11.2.1 Reaching with its competitors (i.e., operators with a competitive relationship, the same below) to fix, limit, or restrict the sales price and sales volume of goods, divide the sales market and the raw material procurement market, jointly boycott transactions (such as jointly refusing to purchase and sell the goods of specific operators, jointly refusing to participate in a certain trade fair, etc.), restricting the purchase/development of new technologies and new equipment, and other acts and agreements that have the effect of excluding or restricting competition.

11.2.2 Communicating, discussing, and exchanging competitively sensitive information with its competitors, including: prices, costs, customer or supplier information, production or capacity data, sales or marketing data, strategies, business development plans, opinions on the market, supply and demand, price trends, and any other information that can be used to reduce effective competition; and will not reach an agreement with its competitors involving any of the aforementioned information.

11.2.3 Reaching with the counterparty acts and agreements to fix or limit the price of reselling goods to a third party.

11.3 If Party B has a dominant market position (a dominant market position refers to a market position in which an operator has the ability to control the price, quantity or other transaction conditions of goods or services in the relevant market, or can hinder or affect the ability of other operators to enter the relevant market), Party B promises not to engage in the following: 1) selling goods at unfairly high prices; 2) selling goods at prices below cost without justifiable reasons; 3) refusing to trade with customers without justifiable reasons; 4) restricting customers to trade only with Party B without justifiable reasons; 5) bundling products without justifiable reasons, or attaching other unreasonable transaction conditions to transactions; 6) discriminating between different customers in terms of transaction prices and other transaction conditions for the same product without justifiable reasons, and other acts of abusing a dominant market position.

Article 12 Export Control and Trade Sanctions Compliance Clauses

12.1 Party B promises to comply with all applicable laws and regulations on export control and economic sanctions of China, the United States, the European Union, the United Nations, etc.

12.2 Party B promises that it or its affiliates, and its shareholders, directors, and senior management: 1) are not, nor have they ever been, 2) individuals or entities listed on the sanctions or control lists managed and issued by China, the European Union, the United States, or other countries or the United Nations Security Council or other relevant agencies (hereinafter collectively referred to as “Sanctions List”) or individuals or entities owned or controlled by one or more individuals or entities on the “Sanctions List” (collectively referred to as “Sanctioned Persons”); 2) have not, and do not plan to, conduct any business with “Sanctioned Persons”, or directly or indirectly provide assistance, support, resources, etc. to “Sanctioned Persons”.

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12.3 Party B guarantees that it will not sell, transfer or otherwise transfer the products under this contract to “Sanctioned Persons”, and also guarantees that the end users of the products under this contract exported by Party B (all entities that receive and use the products under this contract, including the entities that use them after resale) are not “Sanctioned Persons”.

12.4 Party B guarantees to comply with all applicable laws and regulations that prohibit or restrict the use of the products under this contract. Party B promises that it will not use the products for the development or production of weapons of mass destruction, biological and chemical weapons, activities related to nuclear explosions or other dangerous nuclear fuels, activities to support serious abuses of human rights, military purposes or other end uses prohibited or restricted by applicable laws and regulations, or resell or transfer the products to institutions or individuals engaged in the above activities. At the same time, Party B promises that it will not directly or indirectly sell, export, re-export, transfer, or transfer the products under this contract to any country or region outside mainland China in any other way, or resell or transfer the products to institutions or individuals engaged in the aforementioned activities (such as not selling the products under this contract to customers who purchase them for resale overseas, and not assembling and packaging the products under this contract and exporting them overseas together with other products or services).

12.5 Upon request from Party A, Party B promises to provide Party A with materials within seven (7) days to prove that Party B has complied with the export and trade control compliance clauses of this contract, including verification of the final end-user and end-use of the products, and promises and guarantees the authenticity, accuracy and completeness of the information, compliance certificates or documents provided.

12.6 If Party B is unable or may not be able to meet the provisions of the export and trade control compliance clauses, Party B will notify Party A in writing on the day when the situation becomes impossible or may occur. Party B agrees that the export and trade control compliance clauses of this contract apply to all obligations related to Party A and are valid during the period of business relationship between Party A and Party B and after the termination of such relationship.

12.7 If Party A believes that continuing to provide technology or products will cause Party A to face or may face violations of applicable laws and regulations or that Party B may violate the above export and trade control compliance clauses, Party A may immediately stop providing technology or products and unilaterally terminate the cooperation agreement and cooperation relationship without further notice. Party B accepts that, in the event of termination of the Agreement in accordance with the above terms, Party B shall not make claims for any damages or other rights arising from the provision of technology, products, termination of the Agreement or termination/dissolution of the partnership. At the same time, if Party B’s actions cause Geely to face scrutiny, inquiries and other negative consequences from relevant countries/regions, judicial authorities, and government departments, Party B agrees to compensate Party A for all losses suffered thereby (including but not limited to fines, investigation costs, attorney fees, etc.).

Article 13 Liability for Breach of Contract

13.1 If any party fails to perform the obligations or responsibilities agreed upon in the terms of this contract, it shall constitute a breach of contract and the breaching party shall bear the liability for breach of contract. The ways of bearing liability include but are not limited to continuing to perform, taking remedial measures, paying liquidated damages, compensating for losses, etc.

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13.2 Unless otherwise agreed in this contract, Party A shall properly perform this contract. In this case, unless otherwise provided by the applicable mandatory laws, if Party A causes losses to Party B during the term of this contract due to Party A’s reasons, Party A shall only be liable for compensation for the direct actual losses incurred by Party B, and the total compensation shall not exceed RMB 200,000. If the actual losses suffered by Party B are lower than the above amount, compensation shall be paid according to the actual losses.

13.3 If Party B violates any of the circumstances of this contract, it shall compensate Party A [including Party A’s actual controller and affiliated companies] for all losses suffered, which shall include but are not limited to direct losses, loss of profits, compensation costs paid by Party A [including Party A’s actual controller and affiliated companies] to third parties, liquidated damages, fines, investigation and evidence collection fees, notarization fees, litigation costs, attorney fees, travel expenses and other reasonable expenses paid as a result. Party A has the right to deduct the amount of liquidated damages from the dealer’s own vehicle fund account or deposit.

13.4 If the breach of contract causes losses to the other party and the losses are greater than the amount of liquidated damages, the breaching party shall also be liable for compensation.

13.5 Party B shall ensure that Party B’s franchise stores, direct stores, secondary outlets and partners perform their responsibilities and obligations under this contract and implement business operation management standards, and shall bear joint and several legal liability to Party A for their actions.

13.6 If Party B violates the provisions of Article 6 of this contract “General Principles of Business Management”, Party A has the right to adjust Party B’s authorized products and authorized sales areas until this contract is terminated.

Article 14 Contact Information

14.1 Party A’s Contact Information:

Party A’s Name: Zhejiang Geely Holding Group Automobile Sales Co., Ltd.

Contact Address: No. 1760, Jiangling Road, Binjiang District, Hangzhou

Postal code: 310053

Contact Department: Channel Management Department

Contact number: 0571-28096800

Email Address: geelydm@geely.com

14.2 Party B’s contact information:

Party B’s name: Hainan Weilan Auto Management Co., Ltd.

Contact address: No. 6, Nanhai Avenue West, Haikou City, Hainan Province

Postal code:

Contact person: Peng Yuxiao

Contact number: 0898-66818418

Email address: tzx1688@126.com

14.3 The parties agree that the correspondence documents shall be delivered by express delivery, email or the sales management system (DMS, etc.) designated by Party A. If sent by email or the sales management system (DMS, etc.) designated by Party A, the system will indicate that the delivery is successful, which means the delivery is effective; if sent by express delivery, the tracking information displayed by the express delivery system shall prevail.

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Article 15 Effectiveness and Term of Contract

15.1 Both parties shall sign this contract in paper form or electronically. This contract shall be established on the date when both parties sign and seal the contract in paper form or electronically seal the contract, and shall come into effect on the date when Party B’s brand deposit is remitted to Party A’s designated account (if the deposit remittance time is earlier than the contract establishment time, this contract shall come into effect on the establishment time). If both parties sign the contract in paper form, this contract shall be in duplicate, with Party A holding one copy and Party B holding one copy.

15.2 This contract shall be valid until December 31, 2024.

Article 16 Special Terms of Integrity and Self-discipline

16.1 The relevant definitions in these Special Terms of Integrity and Self-discipline are as follows:

16.1.1 Geely: Party A, Zhejiang Geely Holding (Group) Co., Ltd. and its equity-holding, holding, actual control or other affiliated entities.

16.1.2 Partner: Party B and Party B’s affiliated companies, including Party B’s equity-holding, holding, actual control or other affiliated entities.

16.1.3 Affiliated relationships include:

(1) Relationships between individuals, such as family members and close relatives: ① Close relatives of employees (including close relatives formed by foster relationships), i.e., spouse, parents, children, siblings, grandparents, grandchildren; ② Close relatives of the spouse, parents, children, siblings of the employee; ③ Life partner, romantic partner, and partners or persons acting in concert formed by business relationships.

(2) Affiliate relationships arising from affiliated companies. Affiliate companies refer to companies or entities in which the employee or his/her affiliates directly or indirectly hold shares or interests or hold positions.

16.2 Geely strictly prohibits employees from soliciting or accepting bribes in any form.

16.3 The Partner promises not to directly or indirectly promise, provide, or pay improper fees or property, or other property or non-property benefits or advantages to Geely personnel.

16.4 The Partner promises that if it or its related personnel have an affiliated relationship with Geely or its personnel, the Partner shall immediately inform Geely in writing (no later than 3 working days) when it knows or should know.

16.5 Geely encourages partners to report on the solicitation and acceptance of bribes by Geely personnel (Geely reporting phone number: 4000571840; reporting email: coc@geely.com), and rewards them according to relevant regulations.

16.6 If a partner violates the provisions of this special clause of integrity and self-discipline (except clause 5), Geely has the right to put the partner on the cooperation blacklist, and has the right to unilaterally terminate all contracts with the partner at any time without assuming any responsibility, and the partner shall pay Geely a liquidated damages of 10% of the total contract amount (but not less than RMB 300,000) and agree to bear all expenses incurred by Geely to safeguard its own rights and interests; if the liquidated damages paid by the partner are not enough to compensate for the losses suffered by Geely, Geely has the right to continue to pursue the partner. Geely has the right to directly deduct the above liquidated damages or losses from any amount between Geely and the partner.

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16.7 The modification, transfer, termination, revocation or invalidity of the contract shall not affect the validity of the aforementioned special clause of integrity and self-discipline.

Article 17 Other Agreements

17.1 This contract shall be subject to the laws and other regulations of the People’s Republic of China.

17.2 Any matters not covered in this contract shall be settled through negotiation between the Parties. If the Parties cannot reach an agreement on any dispute arising from the performance of this contract, the parties shall file a lawsuit in the People’s Court of the place where Party A is located.

17.3 Party B and all its employees shall comply with and perform this contract in accordance with the relevant laws in the following areas:

17.3.1 Occupational safety and health.

17.3.2 Prevention of death, injury and property damage.

17.3.3 Environment and the use, operation, storage, labeling and disposal of hazardous substances.

17.3.4 Labor and employment, including equal employment opportunity.

17.3.5 Taxation, workers’ compensation and unemployment insurance.

17.3.6 All laws related to anti-money laundering, anti-terrorism, trade embargoes and economic sanctions, as well as all laws related to data privacy, data protection, consumer privacy and anti-bribery and anti-corruption in the scope of Party B’s performance of this contract.

17.4 Party B shall promise and guarantee that Party B and all its employees shall strictly abide by the provisions of national and local laws and regulations, including but not limited to the above-mentioned laws and regulations, and Party B shall be responsible for the relevant violations and illegal acts of Party B and all its employees.

17.5 Before signing this contract, Party B has read this contract and its annexes in full and accepted all the terms involved in the annexes; and agrees that Party A may modify the annexes during the performance of this contract. The modified annexes shall be effective for Party B if Party B does not express written objection within 48 hours after being delivered by express delivery, email or sales management system (DMS, etc.) designated by Party A.

17.6 This contract constitutes the complete agreement reached by both parties regarding Party A granting Party B the authorized automobile product distribution rights in the authorized sales area, and supersedes all written or oral deliberations or consensus reached by both parties before. In the event of any conflict between this contract and the relevant agreements before the signing of this contract, this contract shall prevail.

17.7 Party B confirms that all the terms of this contract have been negotiated and agreed upon by both parties.

Annex I: “Authorization for Electronic Signature of Commercial Vehicle Waybill”

Annex II: “Geely Auto Trademark License Agreement”

Annex III: “Data Processing Agreement”

Annex IV: “Dealer Territory User Service Agreement”

Annex V: “2024 Research Commitment Letter”

Annex VI: “Payment Platform Authorization Letter”

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Party A (Seal): Zhejiang Geely Holding Group Automobile Sales Co., Ltd.	Party B (Seal): Hainan Weilan Auto Management Co., Ltd.
Address: No. 1760, Jiangling Road, Binjiang District, Hangzhou	Address: No. 6, Nanhai Avenue West, Haikou City, Hainan Province
Bank account: China Merchants Bank Hangzhou Branch	Bank account:
Bank account number: 661084139310001	Bank account number:
Authorized representative:	Legal representative: Peng Yuxiao
Date:	Date: July 1, 2024

Zhejiang Geely Holding Group Automobile Sales Co., Ltd. Sales Contract

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